[letterhead]
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                              FAX: (617) 951-7050
                                                             ONE FRANKLIN SQUARE
                                                            1301 K STREET, N. W.
30 KENNEDY PLAZA                                                  SUITE 800 EAST
PROVIDENCE, RI 02903-2328                              WASHINGTON, DC 20005-3333
(401) 455-4400                                                    (202) 626-3900
FAX: (401) 455-4401                                          FAX: (202) 626-3961


                                                     August 6, 1998




Colonial Money Market Fund
One Financial Center
Boston, MA  02111

         Re:   Registration Statement on Form N-14

Ladies and Gentlemen:

         We have acted as counsel to Colonial Trust II (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of Colonial Money Market Fund (the "Fund"), a series of the Trust, with Crabbe Huson U.S. Government Money Market Fund (the "Crabbe Huson Fund"), a series of Crabbe Huson Funds (the "Crabbe Huson Trust"), and the issuance of shares of the Fund in connection therewith (the "Shares"), all in accordance with the terms of the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Fund, Crabbe Huson Trust, on behalf of Crabbe Huson Fund, The Crabbe Huson Group, Inc. (the "Crabbe Huson Adviser") and Colonial Management Associates, Inc. (the "Adviser") that was approved by the Board of Trustees of the Trust at a meeting held on June 18, 1998.

         We have examined the Trust's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston and the Trust's By-Laws, as amended, and are familiar with the actions taken by the Trustees of the Trust in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

         We have assumed for purposes of this opinion that, prior to the issuance of the Shares, the Agreement will have been duly executed and delivered on behalf of the Trust, and will have been duly approved, executed and delivered on behalf of each of the Crabbe Huson Trust, the Crabbe Huson Adviser and the Adviser.

Colonial Money Market Fund              -2-                      August 6, 1998


         Based upon the foregoing, we are of the opinion that:

         1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

         2. The Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable by the Fund.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                     Very truly yours,



                                                     Ropes & Gray